Exhibit 99.1

Kewaunee Scientific Reports

Results for Fiscal Year and Fourth Quarter

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
704/871-3274

STATESVILLE, N.C. July 8, 2021 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and its fiscal year ended April 30, 2021.

Fiscal Year 2021 Fourth Quarter Results:

Sales during the fourth quarter of fiscal year 2021 were $38,707,000, an increase of 13.0%, as compared to sales of $34,257,000 from the prior year fourth quarter. Pre-tax loss for the quarter was $950,000 compared to a pre-tax loss of $1,122,000 for the prior year period. The Company experienced significantly higher raw material costs in the fourth quarter of approximately $769,000 when compared to the prior year period. This was due to supply disruptions with key raw materials for our resin product, as well as capacity constraints for steel and related inputs which were temporarily halted in response to the COVID-19 pandemic. Net loss was $2,975,000 compared to a loss of $1,062,000 for the prior year period. EBITDA1 for the quarter was ($302,000) compared to ($458,000) for the prior year period. Tax expense was unfavorably impacted by $1.4 million in the fourth quarter when compared to the prior year period as the Company finalized its annual tax provision, which reduced the net operating loss carryback allowances made available under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed into law on March 27, 2020. Diluted loss per share was ($1.08), as compared to diluted loss per share of ($0.39) in the prior year fourth quarter.

The Company’s order backlog was $114.5 million on April 30, 2021, increasing from $103.0 million at January 31, 2021, and $100.9 million at April 30, 2020.

Domestic Segment - Domestic sales for the quarter were $27,139,000, a decrease of 1.4% from sales of $27,533,000 in the prior year. Domestic sales were relatively flat when compared to the prior year period as the moderated pace of construction activity resulting from the COVID-19 pandemic continued throughout the quarter. Domestic segment net loss was $56,000 compared to $401,000 in the prior year. Domestic segment EBITDA was ($34,000) compared to $402,000 for the prior year period as raw material input costs surged during the quarter and were not able to be passed along to customers as a result of the fixed nature of our contracts.

[1]	EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

International Segment - International sales for the quarter were $11,568,000, an increase of 72.0% from sales of $6,724,000 in the prior year. International sales were stronger when compared to the prior year period as several projects pushed to complete before government mandated shut-downs and closure of project sites went into effect in India due to a national surge in COVID-19 cases. International segment net income was $961,000 compared to $702,000 in the prior year. International segment EBITDA was $1,529,000 compared to $309,000 for the prior year period, driven by the increased sales in the Indian market when compared to the same period in the prior year.

Corporate Segment - Corporate segment net loss was $3,880,000 for the quarter, as compared to $1,363,000 from the prior year. Corporate segment EBITDA for the quarter was ($1,797,000), an unfavorable decrease of 53.7% from corporate EBITDA of ($1,169,000) for the prior year period. The primary drivers of the increase were higher compensation expense and higher pension expense in the most recent period compared to the prior year period.

Fiscal Year 2021 Full Year Results:

Sales during fiscal year 2021 were $147,469,000, relatively flat from sales of $147,540,000 in the prior year. During fiscal year 2021, both of the Company’s operating segments were negatively impacted by the COVID-19 pandemic, which resulted in government mandated shutdowns, a slowdown in project awards, closure of project sites, and delays in manufacturing products.

Pre-tax loss for the fiscal year was $2,617,000, a decrease of 8.7% compared to a pre-tax loss of $2,866,000 for the prior period. The net loss for the fiscal year was $3,672,000, or ($1.33) per diluted share, as compared to net loss of $4,687,000, or ($1.70) per diluted share, for the year ended April 30, 2020. EBITDA for the year was $171,000 compared to ($207,000) for the prior year.

Domestic Segment - Domestic sales for the fiscal year were $111,035,000, a decrease of 3.5% from sales of $115,103,000 in the prior year. Domestic segment net income was $921,000 compared to $591,000 in the prior year. Domestic segment EBITDA was $3,560,000 compared to $3,547,000 for the prior year. Domestic segment EBITDA as a percentage of sales improved when compared to the prior year period due to actions taken to reduce operating expenses and improve manufacturing productivity. Operating costs were unfavorably impacted throughout the year due to additional COVID-related expenses, increased raw materials costs that could not be passed along to customers, and expenses related to strategic initiatives. These initiatives include investments in the Company’s front-end technology infrastructure and the re-capitalization of certain aspects of our manufacturing operations.

International Segment - International sales for the fiscal year were $36,434,000, an increase of 12.3% from sales of $32,437,000 in the prior year. The strength in international sales during the fiscal year was principally driven by the Indian market. Activity in the Middle East and ASEAN markets slowed significantly during the fiscal year due to COVID-19 restrictions, impacting project completions and new project awards. International Segment net income was $2,049,000 compared to a net loss of $602,000 in the prior year. International segment EBITDA was $3,164,000 compared to $1,801,000 for the prior year, driven by the strength in the Indian market.

Corporate Segment - Corporate segment net loss was $6,642,000 compared to $4,676,000 in the prior year. Corporate segment EBITDA for the year was ($6,553,000), an unfavorable decrease of 18.0% from corporate EBITDA of ($5,555,000) in the prior year. The primary drivers of increased corporate expenses were increases in professional fees, an increase in compensation expense, and an increase in pension expense due to changes in underlying valuation assumptions as of the prior fiscal year.

Total cash on hand on April 30, 2021 was $5,731,000, as compared to $5,215,000 at April 30, 2020. Working capital was $26,276,000, as compared to $27,171,000 at the end of the fourth quarter last year. Short-term debt was $6,828,000 on April 30, 2021, as compared to $4,719,000 at April 30, 2020, and long-term debt was $112,000 on April 30, 2021 as compared to $132,000 at April 30, 2020. The Company’s debt-to-equity ratio on April 30, 2021 was .39-to-1, as compared to .36-to-1 at April 30, 2020.

“Our most recent fiscal year was a challenging year for Kewaunee and our Associates as we combatted the challenges brought by COVID-19,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “The pandemic resulted in significant uncertainty throughout the year regarding the ability to deliver existing projects as well as the timing of awards for new projects. Recognizing this, we remained active in the marketplace, ending the year with our strongest backlog since 2018, positioning the Company well for fiscal year 2022.

We made significant progress on several strategic initiatives, including investing in domestic technology infrastructure and the re-capitalization of certain aspects of domestic manufacturing operations. We also launched a new product line focused on meeting the needs of the growing healthcare storage markets (www.everhutch.com), leveraging Kewaunee’s strength as a fabricator of high-quality products.

As we look forward, I expect demand for the products and services the Company provides globally will continue to increase due to a renewed focus on being prepared to combat global health challenges as we saw during this past year. I believe the Company is well positioned to capitalize on future investments made in the pharmaceutical, biotechnology, health care, education and other markets served by the Company.

In the near term, rapidly escalating raw material pricing will be a headwind during the first half of fiscal year 2022 due to the fixed nature of contracts we enter with customers. We have taken steps to implement surcharges on new orders to offset broad based price increases for basic materials including steel, aluminum, hard woods, and resin products. The impact of these surcharges will lag what has been an immediate impact of rising commodity prices.

As I close, I want to thank the Company’s global Associates for their commitment and dedication during this past year. The pandemic provided the opportunity to show what we are made of as a Company and our Associates have proven that our foundation is solid and unshakeable.”

EBITDA and Segment EBITDA Reconciliation

Q4 Ended Apr 30, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(401)	$702	$(1,363)	$(1,062)
Add/(Less):
Interest Expense		(19)	60	41
Interest Income		(32)	(68)	(100)
Income Taxes	138	(404)	202	(64)
Depreciation and Amortization	665	62		727

EBITDA	$402	$309	$(1,169)	$(458)

Q4 Ended Apr 30, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(56)	$961	$(3,880)	$(2,975)
Add/(Less):
Interest Expense		2	77	$79
Interest Income		(62)	(5)	$(67)
Income Taxes	(572)	560	1,991	$1,979
Depreciation and Amortization	594	68	20	682

EBITDA	$(34)	$1,529	$(1,797)	$(302)

FY2020 YTD	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$591	$(602)	$(4,676)	$(4,687)
Add/(Less):
Interest Expense		7	486	493
Interest Income		(350)	(75)	(425)
Income Taxes	585	2,463	(1,290)	1,758
Depreciation and Amortization	2,371	283		2,654

EBITDA	$3,547	$1,801	$(5,555)	$(207)

FY2021 YTD	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$921	$2,049	$(6,642)	$(3,672)
Add/(Less):
Interest Expense		4	385	$389
Interest Income		(216)	(7)	$(223)
Income Taxes	245	1,063	(318)	$990
Depreciation and Amortization	2,394	264	29	2,687

EBITDA	$3,560	$3,164	$(6,553)	$171

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs;

and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2020, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended		Twelve months ended
	April 30,		April 30,
	2021	2020	2021	2020
Net sales	$38,707	$34,257	$147,469	$147,540
Cost of products sold	32,644	29,370	123,476	124,113

Gross profit	6,063	4,887	23,993	23,427
Operating expenses	6,716	5,897	25,309	25,772

Operating loss	(653)	(1,010)	(1,316)	(2,345)
Pension expense	(288)	(114)	(1,153)	(454)
Other income, net	70	43	241	426
Interest expense	(79)	(41)	(389)	(493)

Loss before income taxes	(950)	(1,122)	(2,617)	(2,866)
Income tax expense (benefit)	1,979	(64)	990	1,758

Net loss	(2,929)	(1,058)	(3,607)	(4,624)
Less: Net earnings attributable to the noncontrolling interest	$46	4	65	63

Net loss attributable to Kewaunee Scientific Corporation	$(2,975)	$(1,062)	$(3,672)	$(4,687)

Net loss per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$(1.08)	$(0.39)	$(1.33)	$(1.70)
Diluted	$(1.08)	$(0.39)	$(1.33)	$(1.70)
Weighted average number of common shares outstanding
Basic	2,763	2,751	2,760	2,750
Diluted	2,763	2,751	2,760	2,750

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	April 30,	April 30,
	2021	2020
Assets
Cash and cash equivalents	$5,206	$4,365
Restricted cash	525	850
Receivables, less allowances	34,095	28,062
Inventories	16,517	15,330
Income tax receivable	955	2,717
Prepaid expenses and other current assets	3,159	2,907

Total Current Assets	60,457	54,231
Net property, plant and equipment	15,982	16,272
Right of use assets	9,279	9,312
Other assets	3,666	4,114

Total Assets	$89,384	$83,929

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,828	$4,719
Current portion of lease obligations	1,369	1,301
Accounts payable	16,780	13,114
Other current liabilities	9,204	7,926

Total Current Liabilities	34,181	27,060
Long-term portion of lease obligations	7,951	7,893
Other non-current liabilities	5,765	10,273

Total Liabilities	47,897	45,226
Kewaunee Scientific Corporation stockholders’ equity	41,241	38,415
Noncontrolling interest	246	288

Total Stockholders’ Equity	41,487	38,703

Total Liabilities and Stockholders’ Equity	$89,384	$83,929